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                                                                    Exhibit 99.1

[SANTARUS, INC. LOGO]

COMPANY CONTACT:                            INVESTOR CONTACT:
Martha L. Hough                             Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations             Jody Cain (jcain@lhai.com)
(858) 314-5824                              Bruce Voss (bvoss@lhai.com)
Debra P. Crawford                           (310) 691-7100
Chief Financial Officer
(858) 314-5708

FOR IMMEDIATE RELEASE

      SANTARUS REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

            CONFERENCE CALL TO BEGIN AT 5:00 P.M. EASTERN TIME TODAY

SAN DIEGO (MARCH 22, 2005) - Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today reported financial and operating results for the quarter and year ended December 31, 2004.

"In 2004 we made steady progress in furthering our goal to build Santarus into a leading specialty pharmaceutical company. Among our accomplishments, we received U.S. Food and Drug Administration (FDA) approval for our New Drug Applications
(NDAs) for ZEGERID(R) (omeprazole) Powder for Oral Suspension 20 mg and 40 mg, the first and only immediate-release oral proton pump inhibitor (PPI). In connection with the launch of ZEGERID Powder for Oral Suspension 20 mg, we established our sales and marketing infrastructure and initiated the process of building company and brand recognition within the medical community," said Gerald T. Proehl, president and chief executive officer of Santarus. "With the recent launch of ZEGERID Powder for Oral Suspension 40 mg in the first quarter of 2005, we are focusing our efforts on continuing to build our ZEGERID brand with gastroenterologists and targeted primary care physicians in the U.S. We also are moving ZEGERID Capsules and ZEGERID Chewable Tablets closer to commercialization, with plans to submit an NDA for ZEGERID Capsules 20 mg and 40 mg in the third quarter of 2005, followed by an NDA submission for ZEGERID Chewable Tablets 20 mg and 40 mg later this year."

FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

Santarus reported a net loss attributable to common stockholders of $33.3 million, or $0.92 per share, for the fourth quarter of 2004, compared with a net loss attributable to common stockholders of $9.0 million for the fourth quarter of 2003. For the year ended December 31, 2004, Santarus reported a net loss attributable to common stockholders of $82.6 million, or $3.30 per share, versus a net loss attributable to common stockholders of $25.5 million for the year ended December 31, 2003.

Revenues for the fourth quarter and year ended December 31, 2004 were $1.3 million, consisting of $634,000 in net product sales and $714,000 in co-promotion revenue from the amortization of the $15.0 million upfront payment received from Otsuka America Pharmaceutical, Inc. (Otsuka America) in October 2004. Product sales are recognized net of allowances for product returns, managed care rebates, reimbursements relating to Medicaid, chargebacks from distributors and prompt payment and other discounts. Given the company's limited sales history, sales allowances have been established for potential product returns based on an analysis of product shipments to

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wholesale distributors in excess of prescription demand for ZEGERID Powder for
Oral Suspension 20 mg in 2004. The company had no revenues in the fourth quarter or year ended December 31, 2003.

The cost of sales was $2.0 million in the 2004 fourth quarter and for the year ended December 31, 2004. Based upon review of initial prescription trends for ZEGERID Powder for Oral Suspension 20 mg subsequent to the commercial launch in October 2004, and in light of the company's receipt of FDA approval to market ZEGERID Powder for Oral Suspension 40 mg in December 2004, commercial inventory reserves of approximately $1.6 million were recorded in cost of sales in 2004.

Santarus reported license fees and royalties of $89,000 in the 2004 fourth quarter, which reflect royalties payable to the University of Missouri and to Otsuka America based on net product sales. There were no license fees or royalties in the 2003 fourth quarter. For the year ended December 31, 2004, license fees and royalties were $5.1 million, versus $1.0 million for the year ended December 31, 2003. The company paid to the University of Missouri one-time milestone fees of $5.0 million in 2004 based upon receipt of FDA approval for ZEGERID Powder for Oral Suspension 20 mg and $1.0 million in 2003 based upon the filing of the NDA for ZEGERID Powder for Oral Suspension 20 mg.

Research and development expenses for the fourth quarter of 2004 were $7.7 million, compared with $4.9 million for the fourth quarter of 2003. For the year ended December 31, 2004, research and development expenses were $23.2 million, compared with $13.2 million in the prior year. This increase was due primarily to the hiring of additional personnel, costs related to preparation for commercial manufacturing of ZEGERID Powder for Oral Suspension, formulation development and production of clinical trial materials for the ZEGERID Capsule and Chewable Tablet products under development, and spending associated with the initiation and completion of pivotal pharmacokinetic/pharmacodynamic (PK/PD) clinical trials evaluating ZEGERID Capsules and the initiation of pivotal PK/PD clinical trials evaluating ZEGERID Chewable Tablets.

Selling, general and administrative expenses were $24.2 million and $48.3 million for the three months and year ended December 31, 2004, respectively, compared with $1.9 million and $6.5 million for the comparable periods in 2003. The increase in selling, general and administrative expenses was primarily attributable to the hiring of additional sales and marketing personnel, including the company's field sales organization, as well as increased outside services and professional fees, associated with the commercial launch of ZEGERID Powder for Oral Suspension 20 mg in October 2004. In 2003, the company had no commercial products.

As of December 31, 2004, Santarus had cash, cash equivalents and short-term investments of $114.0 million, compared with $45.6 million as of December 31, 2003, an increase of $68.4 million. The increase resulted primarily from the net proceeds from the issuance of common stock in the company's initial public offering in April 2004 and the follow-on public offering in July 2004, as well as the $15.0 million upfront payment received from the co-promotion agreement with Otsuka America signed in October 2004, offset in part by the net loss for 2004. The cash, cash equivalents and short-term investments of $114.0 million as of December 31, 2004, does not include the $10.0 million milestone payment received from TAP Pharmaceutical Products Inc. in February 2005.

In light of the recent commercial launches of ZEGERID Powder for Oral Suspension 20 mg and 40 mg and Santarus' limited history of product sales, the company has not provided financial guidance for 2005. The company plans to provide sales and earnings guidance when sales trends for ZEGERID Powder for Oral Suspension 20 mg and 40 mg are sufficiently established to provide meaningful estimates. The launch of ZEGERID Powder for Oral Suspension 20 mg in October 2004 has allowed the company to establish its field sales organization, begin building ZEGERID brand recognition within the medical community and initiate contacts with managed care organizations and pharmacy benefit managers to introduce the benefits of ZEGERID Powder for Oral Suspension as the only immediate-release oral PPI. With the vast majority of PPI prescriptions being written at higher doses, the company believes that ZEGERID Powder for Oral Suspension 40 mg is an important new product

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offering for physicians and their patients. The company anticipates that its advertising and promotional campaign during the launch period in the first and second quarters of 2005, which is expected to include significant medical trade journal advertising and product sampling for ZEGERID Powder for Oral Suspension 40 mg, will generate increased retail pharmacy prescriptions for ZEGERID Powder for Oral Suspension in the second half of the year.

KEY ACCOMPLISHMENTS

Key Santarus accomplishments achieved in 2004 include the following:

      - Received FDA approval for two NDAs for its proprietary, immediate-release PPI product

               - In June 2004, ZEGERID Powder for Oral Suspension 20 mg was approved for the treatment of heartburn and other symptoms associated with GERD, treatment and maintenance of healing of erosive esophagitis and treatment of duodenal ulcers

               - In December 2004, ZEGERID Powder for Oral Suspension 40 mg was approved for the reduction of risk of upper GI bleeding in critically ill patients and the treatment of gastric ulcers

               - ZEGERID Powder for Oral Suspension 40 mg is the only PPI approved for the reduction of risk of upper GI bleeding in critically ill patients

      - Built commercial organization to launch ZEGERID Powder for Oral Suspension 20 mg in October 2004 and prepared for the 40 mg launch in the first quarter of 2005

               - Hired and trained approximately 280 field-based sales and marketing employees, including 230 sales representatives, as well as regional and district sales management and national and regional account managers

               - Worked with contract manufacturers to produce commercial quantities of ZEGERID Powder for Oral Suspension 20 mg and established relationships with pharmaceutical wholesalers that distribute product to retail pharmacies, hospitals and other institutional customers

      - Signed co-promotion agreement with Otsuka America in October 2004, providing a 75% increase in the number of sales representatives (from 230 reps to 400 reps) promoting ZEGERID Powder for Oral Suspension in the first sales call position

      - Completed pivotal PK/PD clinical studies for ZEGERID Capsules 20 mg and 40 mg

      - Initiated pivotal PK/PD clinical studies for ZEGERID Chewable Tablets 20 mg and 40 mg (completed during the first quarter of 2005)

      - Presented positive Phase IIIb study results at the 69th Annual Scientific Meeting of the American College of Gastroenterology for ZEGERID Powder for Oral Suspension relating to control of nocturnal gastric acidity

      - Completed IPO (April 2004) and follow-on offering (July 2004), raising approximately $128 million in combined gross proceeds

CONFERENCE CALL

Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today, March 22, 2005. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering pass code 4108205. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company's Web site at www.santarus.com, and a recording of the call will be available on the company's Web site for 14 days following the completion of the call.

IMPORTANT SAFETY INFORMATION

ZEGERID Powder for Oral Suspension 40 mg is indicated for the reduction of risk of upper GI bleeding in critically ill patients and the short-term treatment (four to eight weeks) of active benign gastric ulcers. ZEGERID

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Powder for Oral Suspension 20 mg is indicated for short-term treatment of active duodenal ulcer, for heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), for the short-term treatment (four to eight weeks) of erosive esophagitis which has been diagnosed by endoscopy, and for maintenance of healing of erosive esophagitis (controlled studies do not extend beyond 12 months). ZEGERID Powder for Oral Suspension is contraindicated in patients with known hypersensitivity to any components of the formulation.

The most frequently reported adverse events with ZEGERID Powder for Oral Suspension are headache, diarrhea, and abdominal pain. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole. In critically ill patients treated with ZEGERID Powder for Oral Suspension, adverse events generally reflected the serious, underlying medical condition of the patients, and were similar for patients treated with ZEGERID Powder for Oral Suspension and with the comparator (acid-controlling) drug.

ZEGERID Powder for Oral Suspension contains 460 mg sodium per dose in the form of sodium bicarbonate (1680 mg/20 mEq), which should be taken into consideration for patients on a sodium-restricted diet. Sodium bicarbonate is contraindicated in patients with metabolic alkalosis and hypocalcemia.

ABOUT SANTARUS

Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products to enhance the quality of life for patients with gastrointestinal diseases and disorders. The company's current products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company launched its first product, ZEGERID Powder for Oral Suspension 20 mg, in October 2004 and launched ZEGERID Powder for Oral Suspension 40 mg in February 2005. The company also is developing capsule and chewable tablet formulations of ZEGERID. More information about Santarus is available on the company's Web site at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus' business, including, without limitation: Santarus' ability to establish market acceptance and demand for ZEGERID Powder for Oral Suspension 20 mg and 40 mg; unexpected adverse side effects or inadequate therapeutic efficacy of ZEGERID Powder for Oral Suspension or Santarus' other products under development that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for any of Santarus' products under development; Santarus' ability to obtain additional financing as needed to support its operations; and other risks detailed in Santarus' prior press releases as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Santarus(R) and ZEGERID(R) are trademarks of Santarus, Inc.

                               [Tables to Follow]

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                                 SANTARUS, INC.

                            CONDENSED BALANCE SHEETS

                                 (IN THOUSANDS)

                                   (UNAUDITED)

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              2004             2003
                                                          -----------      -----------
ASSETS
Current assets:
     Cash and cash equivalents and short-term
       investments                                        $   114,008      $    45,648
     Accounts receivable, net                                     801                -
     Inventories, net                                           1,962                -
     Other current assets                                       2,481              817
                                                          -----------      -----------
Total current assets                                          119,252           46,465
Long-term restricted cash                                         950              950
Property and equipment, net                                       949              616
Other assets                                                    1,065              157
                                                          -----------      -----------
Total assets                                              $   122,216      $    48,188
                                                          ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable and accrued liabilities             $    14,806      $     3,835
     Allowance for product returns                              7,057                -
     Current portion of deferred revenue                        2,857                -
     Current portion of long-term debt                            186              255
                                                          -----------      -----------
Total current liabilities                                      24,906            4,090
Deferred revenue, less current portion                         11,429                -
Long-term debt, less current portion                               38              224
Redeemable convertible preferred stock                              -           57,625
Total stockholders' equity (deficit)                           85,843          (13,751)
                                                          -----------      -----------
Total liabilities and stockholders' equity (deficit)      $   122,216      $    48,188
                                                          ===========      ===========

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                                 SANTARUS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                   (UNAUDITED)

                                                           THREE MONTHS ENDED             YEARS ENDED
                                                              DECEMBER 31,                DECEMBER 31,
                                                      --------------------------   -------------------------
                                                          2004           2003          2004          2003
                                                      ------------   -----------   -----------   -----------
Revenues:
   Product sales, net                                 $       634    $        -    $      634    $        -
   Sublicense and co-promotion revenue                        714             -           714             -
                                                      -----------    ----------    ----------    ----------
Total revenues                                              1,348             -         1,348             -
Costs and expenses:
   Cost of sales                                            1,968             -         1,968             -
   License fees and royalties                                  89             -         5,089         1,000
   Research and development                                 7,727         4,884        23,199        13,176
   Selling, general and administrative                     24,152         1,893        48,306         6,548
   Stock-based compensation                                 1,248         1,212         5,672         2,252
                                                      -----------    ----------    ----------    ----------
Total costs and expenses                                   35,184         7,989        84,234        22,976
                                                      -----------    ----------    ----------    ----------
Loss from operations                                      (33,836)       (7,989)      (82,886)      (22,976)
Interest and other income, net                                576           135         1,391           465
                                                      -----------    ----------    ----------    ----------
Net loss                                                  (33,260)       (7,854)      (81,495)      (22,511)
Accretion to redemption value of redeemable
   convertible preferred stock                                  -        (1,124)       (1,124)       (2,940)
                                                      -----------    ----------    ----------    ----------
Net loss attributable to common stockholders          $   (33,260)   $   (8,978)   $  (82,619)   $  (25,451)
                                                      ===========    ==========    ==========    ==========
Basic and diluted net loss per share                  $     (0.92)   $    (4.47)   $    (3.30)   $   (13.71)
                                                      ===========    ==========    ==========    ==========
Weighted average shares outstanding to calculate
   basic and diluted net loss per share                36,104,349     2,006,362    25,016,720     1,856,879

The composition of stock-based compensation
   is as follows:
       Research and development                       $       397    $      194    $    1,624    $      488
       Selling, general and administrative                    851         1,018         4,048         1,764
                                                      -----------    ----------    ----------    ----------
                                                      $     1,248    $    1,212    $    5,672    $    2,252
                                                      ===========    ==========    ==========    ==========

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